Exhibit 99.1

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06831 tel: 203 622 3131 fax: 203 622 6080

ur.com
United Rentals Announces Fourth Quarter and Full Year 2010 Results
GREENWICH, Conn. — February 1, 2011 — United Rentals, Inc. (NYSE: URI) today announced financial results for the fourth quarter and full year 2010. For the fourth quarter, total revenue was $597 million and rental revenue was $497 million, compared with $557 million and $450 million, respectively, for the fourth quarter 2009.
2010 Highlights
•
Rental revenue increased 10.4% for the fourth quarter 2010, compared with the fourth quarter last year, reflecting year-over-year increases of 1.2% in rental rates and 14.3% in same store rental revenues.

•
Time utilization for the fourth quarter 2010 was 69.3%, an increase of 7.5 percentage points from the same period last year, and a fourth quarter record for the company. Time utilization for the full year 2010 was 65.6%, an increase of 4.9 percentage points from 2009, and a full year record for the company.

•
Free cash flow was $227 million for the full year 2010, compared with $367 million for 2009. Full year net rental capital expenditures (defined as purchases of rental equipment less the proceeds from sales of rental equipment) were $202 million, compared with $31 million in 2009.

•	SG&A expense decreased by $4 million for the fourth quarter 2010 year-over-year, and decreased by $41 million for the full year 2010 compared with 2009.
•
Cost of equipment rentals, excluding depreciation, increased by $25 million for the fourth quarter 2010, compared with 2009, including an $18 million non-cash charge to increase the company’s self-insurance reserve. For the full year 2010, cost of equipment rentals increased by $14 million, reflecting higher transaction volume and the self-insurance charge, substantially offset by structural cost savings.

•
For the full year 2010, the company recognized $144 million from sales of rental equipment at a gross margin of 28.5%, compared with $229 million from sales of rental equipment at a gross margin of 3.1% last year.

2011 Outlook
The company provided the following financial targets for full year 2011:
•	An increase in rental rates of at least 5% year-over-year;
•	An increase in time utilization of approximately 1 percentage point year-over-year; and
•
Free cash flow in the range of $10 million to $50 million, including net rental capital expenditures of between $425 million and $475 million. Gross rental purchases are anticipated to be approximately $625 million.

CEO Comments
Michael Kneeland, chief executive officer of United Rentals, said, “We once again outperformed our markets, with double-digit increases in rental revenue and volume, and record time utilization for the quarter. Underlying these numbers is a systemic focus on profitability that has helped us limit costs and turn the corner on rates. Our year-over-year rate performance was positive for the first time in 15 quarters, driven by an increase in demand and our internal pricing initiatives. This is a very strong close to the year, and gives us excellent momentum going into 2011.”
Kneeland continued, “This year is about profitable growth for United Rentals. We are continuing to strengthen our metrics, our margins and the levers that drive them, particularly our customer service structure. Our strategy has been to stay in front of key customer segments through the worst of times, earning their confidence for exactly this point in the cycle. As a result, we expect to outpace what we see as a modest recovery in our end markets.”
2010 Financial Results
For the fourth quarter 2010, on a GAAP basis, the company reported a loss from continuing operations of $17 million, or $0.29 per diluted share, compared with a loss of $24 million, or $0.39 per diluted share, for the same period in 2009. On an adjusted basis, excluding the impact of special items, EPS for the fourth quarter 2010 was income of $0.16 per diluted share, compared with a loss of $0.21 per diluted share the prior year. The effective tax rate for the fourth quarter 2010 was 57.5%.
Adjusted EBITDA and adjusted EBITDA margin were $181 million and 30.3%, respectively, for the quarter, compared with $149 million and 26.8%, respectively, for the same period in 2009.
For the full year 2010, total revenue was $2.2 billion and rental revenue was $1.8 billion, compared with $2.4 billion and $1.8 billion, respectively, for the full year 2009. On a GAAP basis, the company reported a loss from continuing operations of $22 million, or $0.38 per diluted share, compared with a loss of $60 million, or $0.98 per diluted share, for 2009. On an adjusted basis, excluding the impact of special items, EPS for the full year 2010 was income of $0.33 per diluted share, compared with a loss of $0.76 per diluted share the prior year. The effective tax rate for 2010 was 65.1%.
Adjusted EBITDA and adjusted EBITDA margin were $691 million and 30.9%, respectively, for 2010, compared with $628 million and 26.6%, respectively, for 2009.
The company’s EPS, adjusted EPS, adjusted EBITDA and adjusted EBITDA margin for the fourth quarter and full year 2010 were all negatively impacted by an $18 million non-cash charge ($11 million after-tax) related to the provision for self-insurance reserves.
Free Cash Flow and Fleet Size
For full year 2010, free cash flow, a non-GAAP measure, was $227 million, compared with free cash flow of $367 million for full year 2009. The year-over-year decrease in free cash flow was largely the result of an increase in net rental capital expenditures.
The size of the rental fleet, as measured by the original equipment cost, was $3.79 billion at December 31, 2010, and $3.76 billion at December 31, 2009. The age of the rental fleet was 47.7 months on a unit-weighted basis at December 31, 2010, compared with 42.4 months at December 31, 2009.
Return on Invested Capital (ROIC)
The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by the averages of stockholders’ equity (deficit), debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in our tax rate from period to period, the federal statutory tax rate of 35% is used to calculate after-tax operating income. The company’s ROIC was 3.7% for the 12 months ended December 31, 2010, an increase of 1.5 percentage points from the same period last year.

Conference Call
United Rentals will hold a conference call tomorrow, Wednesday, February 2, 2011, at 11:00 a.m. Eastern Time. The conference call will be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call, and by calling 866-261-7147.
Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. EBITDA represents the sum of net income (loss), loss from discontinued operation, net of taxes, provision (benefit) for income taxes, interest expense, net, interest expense-subordinated convertible debentures, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charge and stock compensation expense, net. Adjusted EPS represents EPS plus the sum of the restructuring charge, the gains/losses on the repurchase/redemption of debt securities and retirement of subordinated convertible debentures, and the asset impairment charge. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow to a GAAP financial measure is unavailable to the company without unreasonable effort.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of 531 rental locations in 48 states and 10 Canadian provinces. The company’s approximately 7,300 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent approximately 2,900 classes of equipment with a total original cost of $3.79 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. You are cautioned that our business and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, our actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) a slowdown in the recovery of North American construction and industrial activities, which decreased during the economic downturn and significantly affected our revenues and profitability, may further reduce demand for equipment and prices that we can charge; (2) a decrease in levels of infrastructure spending, including lower than expected government funding for stimulus-related construction projects; (3) our highly leveraged capital structure, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) restrictive covenants in our debt agreements, which could limit our financial and operation flexibility; (5) noncompliance with covenants in our debt agreements, which could result in termination of our credit facilities and acceleration of outstanding borrowings; (6) inability to access the capital that our business may require; (7) inability to collect on contracts with customers; (8) incurrence of impairment charges; (9) the potential consequences of litigation and other claims relating to our business, including certain claims that our insurance may not cover; (10) an increase in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (11) incurrence of additional costs and expenses in connection with litigation, regulatory or investigatory matters; (12) increases in our maintenance and replacement costs as we age our fleet, and decreases in the residual value of our equipment; (13) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (14) challenges associated with past or future acquisitions, such as undiscovered liabilities and integration issues; (15) management turnover and inability to attract and retain key personnel; (16) our rates and time utilization being less than anticipated; (17) our costs being more than anticipated, the inability to realize expected savings and the inability to obtain key equipment and supplies; (18) disruptions in our information technology systems; (19) competition from existing and new competitors; and (20) labor difficulties and labor-based legislation affecting labor relations and operations generally. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2010, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.
# # #
Contact:
Fred Bratman
(203) 618-7318
Cell: (917) 847-4507
fbratman@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues:
Equipment rentals	$497	$450	$1,834	$1,830
Sales of rental equipment	40	37	144	229
Sales of new equipment	19	23	78	86
Contractor supplies sales	22	26	95	121
Service and other revenues	19	21	86	92

Total revenues	597	557	2,237	2,358

Cost of revenues:
Cost of equipment rentals, excluding depreciation	256	231	924	910
Depreciation of rental equipment	100	101	389	417
Cost of rental equipment sales	29	33	103	222
Cost of new equipment sales	16	20	65	73
Cost of contractor supplies sales	15	19	66	89
Cost of service and other revenues	6	8	32	37

Total cost of revenues	422	412	1,579	1,748

Gross profit	175	145	658	610

Selling, general and administrative expenses	96	100	367	408
Restructuring charge	15	6	34	31
Non-rental depreciation and amortization	17	15	60	57

Operating income	47	24	197	114

Interest expense, net	85	72	255	226
Interest expense — subordinated convertible debentures, net	2	2	8	(4)
Other income, net	—	(1)	(3)	(1)

Loss from continuing operations before benefit for income taxes	(40)	(49)	(63)	(107)

Benefit for income taxes	(23)	(25)	(41)	(47)

Loss from continuing operations	(17)	(24)	(22)	(60)

Loss from discontinued operation, net of taxes	(4)	(2)	(4)	(2)

Net loss	$(21)	$(26)	$(26)	$(62)

Diluted loss per share:
Loss from continuing operations	$(0.29)	$(0.39)	$(0.38)	$(0.98)
Loss from discontinued operation	(0.06)	(0.04)	(0.06)	(0.04)

Net loss	$(0.35)	$(0.43)	$(0.44)	$(1.02)

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$203	$169
Accounts receivable, net	377	337
Inventory	39	44
Prepaid expenses and other assets	37	89
Deferred taxes	69	66

Total current assets	725	705

Rental equipment, net	2,280	2,414
Property and equipment, net	393	434
Goodwill and other intangible assets, net	227	231
Other long-term assets	68	75

Total assets	$3,693	$3,859

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current maturities of long-term debt	$229	$125
Accounts payable	132	128
Accrued expenses and other liabilities	208	208

Total current liabilities	569	461

Long-term debt	2,576	2,826
Subordinated convertible debentures	124	124
Deferred taxes	385	424
Other long-term liabilities	59	43

Total liabilities	3,713	3,878

Common stock	1	1
Additional paid-in capital	492	487
Accumulated deficit	(600)	(574)
Accumulated other comprehensive income	87	67

Total stockholders’ deficit	(20)	(19)

Total liabilities and stockholders’ deficit	$3,693	$3,859

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Cash Flows From Operating Activities:
Net loss	$(21)	$(26)	$(26)	$(62)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	117	116	449	474
Amortization of deferred financing costs and original issue discounts	6	4	23	17
Gain on sales of rental equipment	(11)	(4)	(41)	(7)
Loss on sales of non-rental equipment	1	—	—	1
Stock compensation expense, net	2	2	8	8
Restructuring charge	15	6	34	31
Loss (gain) on repurchase/redemption of debt securities	25	9	28	(7)
Gain on retirement of subordinated convertible debentures	—	—	—	(13)
(Decrease) increase in deferred taxes	(23)	8	(58)	4
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	24	34	(38)	128
Decrease in inventory	9	9	5	16
(Increase) decrease in prepaid expenses and other assets	(1)	(49)	61	(36)
(Decrease) increase in accounts payable	(35)	(15)	4	(32)
Increase (decrease) in accrued expenses and other liabilities	1	(9)	3	(84)

Net cash provided by operating activities	109	85	452	438

Cash Flows From Investing Activities:
Purchases of rental equipment	(59)	(62)	(346)	(260)
Purchases of non-rental equipment	(8)	(17)	(28)	(51)
Proceeds from sales of rental equipment	40	37	144	229
Proceeds from sales of non-rental equipment	1	2	7	13
Purchases of other companies	—	1	—	(25)

Net cash used in investing activities	(26)	(39)	(223)	(94)

Cash Flows From Financing Activities:
Proceeds from debt	1,942	1,449	3,423	3,452
Payments of debt	(1,981)	(1,431)	(3,606)	(3,658)
Payments of financing costs	(18)	(19)	(18)	(33)
Proceeds from sale of common stock options	1	—	1	—
Shares repurchased and retired	—	(1)	(1)	(1)
Excess tax benefits from share-based payment arrangements, net	—	—	(2)	(2)
Cash paid in connection with convertible note hedge transactions	—	(26)	—	(26)

Net cash used in financing activities	(56)	(28)	(203)	(268)

Effect of foreign exchange rates	6	2	8	16

Net increase in cash and cash equivalents	33	20	34	92
Cash and cash equivalents at beginning of period	170	149	169	77

Cash and cash equivalents at end of period	$203	$169	$203	$169

Supplemental disclosure of cash flow information:
Cash paid for interest	$89	$79	$229	$234
Cash paid (received) for income taxes, net	—	1	(49)	3

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2010	2009	Change		2010	2009	Change

General Rentals
Reportable segment revenue	$555	$520	6.7%		$2,071	$2,202	(5.9%)
Reportable segment operating income	55	26	111.5%		199	123	61.8%
Reportable segment operating margin	9.9%	5.0%	4.9	pp	9.6%	5.6%	4.0	pp

Trench Safety, Power & HVAC
Reportable segment revenue	$42	$37	13.5%		$166	$156	6.4%
Reportable segment operating income	7	4	75.0%		32	22	45.5%
Reportable segment operating margin	16.7%	10.8%	5.9	pp	19.3%	14.1%	5.2	pp

Total United Rentals
Total revenue	$597	$557	7.2%		$2,237	$2,358	(5.1%)
Total segment operating income (1)	62	30	106.7%		231	145	59.3%
Total segment operating margin (1)	10.4%	5.4%	5.0	pp	10.3%	6.1%	4.2	pp

(1)	Excludes unallocated restructuring charge.
DILUTED LOSS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Loss from continuing operations	$(17)	$(24)	$(22)	$(60)
Loss from discontinued operation, net of taxes	(4)	(2)	(4)	(2)

Net loss	(21)	(26)	(26)	(62)

Weighted average diluted shares	60.6	60.2	60.5	60.1

Diluted loss per share:
Loss from continuing operations	$(0.29)	$(0.39)	$(0.38)	$(0.98)
Loss from discontinued operation	(0.06)	(0.04)	(0.06)	(0.04)

Net loss	$(0.35)	$(0.43)	$(0.44)	$(1.02)

UNITED RENTALS, INC.
ADJUSTED EARNINGS (LOSS) PER SHARE GAAP RECONCILIATION
We define “Earnings (loss) per share from continuing operations — adjusted” as the sum of (i) loss per share from continuing operations — GAAP, as reported plus the after-tax impacts of (ii) restructuring charge, (iii) loss (gain) on repurchases/redemptions of debt securities and retirement of subordinated convertible debentures and (iv) asset impairment charge. Management believes adjusted earnings (loss) per share from continuing operations provides useful information concerning future profitability. However, adjusted earnings (loss) per share from continuing operations is not a measure of financial performance under GAAP. Accordingly, adjusted earnings (loss) per share from continuing operations should not be considered an alternative to GAAP loss per share from continuing operations. The table below provides a reconciliation between loss per share from continuing operations — GAAP, as reported, and earnings (loss) per share from continuing operations — adjusted.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Loss per share from continuing operations — GAAP, as reported	$(0.29)	$(0.39)	$(0.38)	$(0.98)

After-tax impact of:

Restructuring charge (1)	0.15	0.07	0.34	0.29

Loss (gain) on repurchases/redemptions of debt securities and retirement of subordinated convertible debentures	0.24	0.08	0.28	(0.19)

Asset impairment charge (2)	0.06	0.03	0.09	0.12

Earnings (loss) per share from continuing operations — adjusted	$0.16	$(0.21)	$0.33	$(0.76)

(1)	Relates to branch closure charges and severance costs.

(2)	Includes the impact of impairing certain rental equipment and leasehold improvements.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION
(In millions)
EBITDA represents the sum of net loss, loss from discontinued operation, net of taxes, benefit for income taxes, interest expense, net, interest expense-subordinated convertible debentures, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charge and stock compensation expense, net. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net loss and EBITDA and adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net loss	$(21)	$(26)	$(26)	$(62)
Loss from discontinued operation, net of taxes	4	2	4	2
Benefit for income taxes	(23)	(25)	(41)	(47)
Interest expense, net	85	72	255	226
Interest expense — subordinated convertible debentures, net	2	2	8	(4)
Depreciation of rental equipment	100	101	389	417
Non-rental depreciation and amortization	17	15	60	57

EBITDA (A)	164	141	649	589
Restructuring charge (1)	15	6	34	31
Stock compensation expense, net (2)	2	2	8	8

Adjusted EBITDA (B)	$181	$149	$691	$628

(A)	Our EBITDA margin was 27.5% and 25.3% for the three months ended December 31, 2010 and 2009, respectively, and 29.0% and 25.0% for the years ended December 31, 2010 and 2009, respectively.

(B)	Our adjusted EBITDA margin was 30.3% and 26.8% for the three months ended December 31, 2010 and 2009, respectively, and 30.9% and 26.6% for the years ended December 31, 2010 and 2009, respectively.

(1)	Relates to branch closure charges and severance costs.

(2)	Represents non-cash, share-based payments associated with the granting of equity instruments.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)
We define free cash flow as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net loss or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net cash provided by operating activities	$109	$85	$452	$438
Purchases of rental equipment	(59)	(62)	(346)	(260)
Purchases of non-rental equipment	(8)	(17)	(28)	(51)
Proceeds from sales of rental equipment	40	37	144	229
Proceeds from sales of non-rental equipment	1	2	7	13
Excess tax benefits from share-based payment arrangements, net	—	—	(2)	(2)

Free cash flow	$83	$45	$227	$367